Exhibit 10.01

SUPPLEMENTAL RETIREMENT PLAN

FOR

EXECUTIVE EMPLOYEES

OF

STATE AUTO INSURANCE COMPANIES

Originally Effective

December 1, 1992,

Amended and Restated in its Entirety,

January 1, 1994 and

May 1, 2010

SUPPLEMENTAL RETIREMENT PLAN

FOR EXECUTIVE EMPLOYEES OF

STATE AUTO INSURANCE COMPANIES

(the “Plan”)

This Supplemental Retirement Plan is amended and restated by State Automobile Mutual Insurance Company, an Ohio corporation (“State Auto”), effective as of May 1, 2010.

Background Information

A. State Auto previously established and maintains the Supplemental Retirement Plan for Executive Employees of State Auto Insurance Companies (the “Plan”), effective December 1, 1992, and subsequently amended and restated effective January 1, 1994.

B. State Auto now desires to amend and restate the Plan, effective as of May 1, 2010, to consolidate amendments previously adopted and implemented with respect to the Plan and make other desired design changes.

C. The purpose of the Plan is to provide certain selected executives of State Auto with a supplemental retirement benefit in excess of the benefit provided under the State Auto Insurance Companies Employees’ Retirement Plan (the “Qualified Plan”), which is tax-qualified under Sections 401(a) and 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Plan

Article I – Supplemental Retirement Benefits

Section 1.1 Supplemental Benefits. The purpose of this Plan is to provide supplemental retirement benefits (the “Supplemental Benefits”) to State Auto associates whose annual base salary as of January 1 of any calendar year exceeds the dollar limit of Code Section 401(a)(17) for that calendar year (the “Participants”). (For 2010, this dollar limit is $245,000.) The Supplemental Benefits are to make up for any reduction in the benefits a Participant would otherwise receive under the Qualified Plan due to: (a) the limitations on benefits imposed by Code Section 415 and/or (b) the limitations on compensation considered under the Qualified Plan imposed by Code Section 401(a)(17). The Supplemental Benefits payable to a Participant under this Plan which, when combined with the benefits payable to the Participant under the Qualified Plan, will provide a total retirement benefit comparable to the benefit the Participant would receive under the Qualified Plan alone if the Participant’s benefits under the Qualified Plan were not subject to the limitations of Code Section 415 and if the Participant’s compensation under the Qualified Plan were not subject to the limitations of Code Section 401(a)(17). Notwithstanding the foregoing, effective June 30, 2010, the Supplemental Benefits under this Plan for any associate who elects to freeze future benefit accruals under the Qualified Plan also shall be frozen as of June 30, 2010. Further, no associate with an initial hire date on or after January 1, 2010 shall be eligible to become a Participant in this Plan.

A Participant’s Supplemental Benefits under this Plan shall be computed in accordance with the benefit formula and actuarial assumptions, methods and procedures applicable under the Qualified Plan and shall be based on the “basic payment form” of payment under the Qualified Plan as of the date of benefit distribution under this Plan.

Section 1.2 Grandfathered Benefits. The Plan provides for deferred compensation and as such, is subject to, and is intended to comply with Code Section 409A and related guidance provided thereunder. However, notwithstanding the foregoing, any amounts accrued, fully vested and in pay status under the Plan prior to December 31, 2004 (the “Grandfathered Amounts”) shall not be subject to Code Section 409A and shall be administered in compliance with the Plan’s terms as they existed on October 3, 2004. In addition, benefits commencing pay status between January 1, 2005 and December 31, 2008 shall be subject to Code Section 409A, but shall be paid according to the elections made, if any, under the applicable transition rules of Code Section 409A. All benefits payable on or after January 1, 2009 shall be subject to Code Section 409A and the terms of this Plan, as amended.

Article II – Benefits

Section 2.1 Form of Participant’s Benefits. At the time a Participant’s Supplemental Benefits under this Plan become payable, such benefits shall be paid in the “basic payment form” applicable to the Participant. For this purpose, the “basic payment form” for a Participant with a Spouse shall be the 50% Qualified Joint and Survivor Annuity and the “basic payment form” for a Participant without a Spouse shall be a single life annuity, as both are further defined by the Qualified Plan. Any payment of benefits in the form of a joint and survivor annuity shall be based upon the joint life expectancy of the Participant and the Participant’s designated beneficiary as of the date the first annuity payment commences and shall not be redetermined in the event the Participant revokes or modifies the beneficiary designation.

Section 2.2 Commencement of Benefits. Payment of a Participant’s Supplemental Benefits shall commence on the later of the Participant’s normal retirement date or separation from service (as defined in Code Section 409A; provided, however, that “at least 80 percent” shall be used instead of the 50 percent standard as referenced in Treasury Regulations Section 1.409A-1(h)(3)). For purposes of this Plan, “normal retirement date” means the first day of the calendar month coincident with or next following the Participant’s 65th date of birth. Notwithstanding the foregoing, if the Participant is a “specified employee” as defined in Code Section 409A and the benefits under this Plan are payable due to a separation from service, benefits shall not be distributed from this Plan until a date that is at least six (6) months after the date of the Participant’s separation from service. Any amounts due to be paid during the six-month delay shall be accumulated and paid with the first payment made.

Section 2.3 Payment Alternatives. At State Auto’s election, or upon request by the Participant or his designated beneficiary, the entire amount of the Participant’s Supplemental Benefits may be payable hereunder at any time following the Participant’s retirement, other termination of service, or disability in the form of a lump sum or in installments over a fixed period of time not to exceed 20 years; provided, however, that no such request shall be binding upon State Auto, and any accelerated or deferred payment hereunder shall be made only in the sole discretion of State Auto. In addition, State Auto may alter the payment method in effect from time to time in its sole discretion as necessary or desirable to avoid the loss of a tax deduction under Code Section 162(m). Notwithstanding the foregoing, if a change in control occurs, State Auto may under no circumstances and for no reason extend the payment period beyond, or delay the commencement of payments to a date later than, the time otherwise specifically provided under this Plan. The provisions of this Section 2.3 shall apply to Grandfathered Amounts only.

Section 2.4 Actuarial Equivalent. Payment of the amount of the Supplemental Benefits in a form other than the normal form of benefit available under the Qualified Plan, or which commences at any time prior to a Participant’s Normal or Early Retirement Date, as defined by the Qualified Plan, shall be the actuarial equivalent of the amount of Supplemental Benefits payable in the normal form at the applicable retirement date, determined using the same actuarial assumptions as set forth in the Qualified Plan. The provisions of this Section 2.4 shall apply to Grandfathered Amounts only.

Section 2.5 Death Benefits. In the event of the death of a Participant while receiving benefit payments under any provision of this Plan, State Auto shall pay the remaining payments due under this Plan in accordance with the method of distribution in effect on the date of the Participant’s death. In the event of the death of a Participant prior to the commencement date of the distribution of benefits under this Plan, State Auto shall pay a death benefit under this Plan equal to the actuarial equivalent of the death benefit that would have been payable to the Participant’s Spouse or other beneficiary under the Qualified Plan, if any, if such benefit were not limited by Code Sections 415 or 401(a)(17) less the amount actually payable as a death benefit under the Qualified Plan as so limited. Such death benefit shall be paid in a single lump sum distribution within sixty (60) days of the Participant’s death. For purposes of this Section 2.5, the “actuarial equivalent” amount shall be determined by using the same actuarial assumptions as set forth in the Qualified Plan.

Section 2.6 Beneficiary Designation. Each Participant shall designate one or more beneficiaries to receive any benefits hereunder payable in the event of his death on a form to be supplied by State Auto. The Participant may change his beneficiary designation at any time (without consent of any prior beneficiary) by executing a revised beneficiary designation form and delivering it to State Auto before his death. In the absence of a beneficiary designation, or in the event the designated beneficiary predeceases the Participant or cannot be located, death benefits under this Plan shall be payable to the beneficiary of the Participant’s benefits under the Qualified Plan. The termination of a Participant’s marriage will not automatically result in a revocation or change of the Participant’s beneficiary designation. A Participant’s beneficiary designation may be changed only by the Participant making a new beneficiary designation in writing on a form provided by State Auto. Any new beneficiary designation, change or revocation by a Participant shall be effective only if it is received by State Auto before the Participant’s death.

Article III – Miscellaneous

Section 3.1 Right to Assets. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust that is not subject to the claims of State Auto’s unsecured general creditors, or a fiduciary relationship between State Auto and any Participant, any designated beneficiary or any other person. If State Auto elects to purchase insurance policies or otherwise invest any funds in connection with this Plan, all such policies or other investments shall continue for all purposes to be a part of the general assets of State Auto, and no person other than State Auto shall, by virtue of the provisions of this Plan, have any interest in such funds. State Auto shall be the sole named beneficiary of any insurance policies purchased by State Auto on the life of the Participant. To the extent any Participant, any designated beneficiary or any other person acquires a right to receive payments from State Auto under this Plan, such right shall be no greater than the right of any unsecured general creditor of State Auto.

Section 3.2 Assignment and Alienation Prohibited. Neither a Participant, his surviving spouse, nor other beneficiaries under this Plan shall have the power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber, in advance, any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event any Participant or any beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefits hereunder, State Auto’s liabilities shall forthwith cease and terminate.

Section 3.3 Revocation. During the lifetime of the Participants, this Plan may be amended or revoked at any time or times, in whole or in part, by State Auto in its sole discretion. However, unless the parties agree otherwise, in the event of a modification or revocation, each Participant shall be entitled to the Supplemental Benefits, if any, that have accrued through the date of such amendment or revocation. Such benefits shall be payable at such times and in such amounts as provided in this Plan.

Section 3.4 Effect on Other State Auto Benefit Plans. Nothing contained in this Plan shall affect the right of the Participant to participate in or be covered by any qualified or non-qualified pension, profit sharing, group, bonus, or other supplemental compensation or fringe benefit plan constituting a part of State Auto’s existing or future compensation structure, as may be provided in the governing documents applicable to each plan or arrangement. Except as otherwise expressly provided herein, all terms and conditions applicable to a Participant’s benefit under the Qualified Plan shall be applicable to the Participant’s benefit under this Plan. Any benefit payable to a Participant under the Qualified Plan shall be paid solely in accordance with the terms and conditions of the Qualified Plan, and nothing in this Plan shall operate or be construed to modify, amend or affect the terms and conditions of the Qualified Plan.

Section 3.5 Interpretation. State Auto shall have full power and authority to interpret, construe, and administer this Plan, and State Auto’s interpretation and construction thereof and actions thereunder, including any valuation of a Participant’s Supplemental Benefits and the determination of the amount or recipient of the payments to be made with respect thereto, shall be binding and conclusive on all persons for all purposes. No trustee, associate or agent of State Auto shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan. Whenever under this Plan benefits are to be payable monthly, the calculation of such monthly benefit payments shall be made under any method deemed reasonable by State Auto, in its sole discretion. State Auto shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by State Auto with respect to the Qualified Plan and/or to this Plan.

Section 3.6 Binding Effect. This Plan shall be binding upon and inure to the benefit of State Auto, its successors and assigns, and the Participants and their heirs, administrators and legal representatives.

Section 3.7 Entire Agreement. This Plan represents and embodies the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous plan documents and understandings relative to this subject matter.

Section 3.8 Plan Not a Contract of Employment. Each Participant’s right to benefits under this Plan shall not be construed or interpreted to constitute or create a contract of employment between State Auto (or any affiliate) and the Participant, and nothing contained herein shall be deemed to confer on the Participant the right to be employed by State Auto (or any affiliate).

Section 3.9 Liability. No member of the Board of Directors and no officer or associate of State Auto shall be liable to any person for actions taken or omitted in connection with this Plan unless attributable to fraud, nor shall State Auto be liable to any person for actions taken or omitted with respect to this Plan unless attributable to fraud on the part of any officer, trustee or associate of State Auto.

Section 3.10 Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender whenever they should so apply.

Section 3.11 Headings. Headings and subheadings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

Section 3.12 Applicable Law. The validity and interpretation of this Plan shall be governed by the laws of the State of Ohio, to the extent not superseded by federal law.

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

BY:	/s/ James A. Yano

ITS:	VP, Secretary, General Counsel

DATE:	May 24, 2010

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